                                   SUPPLEMENT

THIS SUPPLEMENT (the "Supplement") to the Voting Trust Agreement is entered into by the parties hereto as of November 12, 1997.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Voting Trust Agreement.

     WHEREAS, Warburg has entered into a Voting Trust Agreement (the "Voting Trust Agreement"), dated April 15, 1997, by and among Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("Warburg"), and Patrick T. Hackett, Joel Ackerman and Jonathan S. Leff (who together with any successor or successors hereunder are hereinafter called the "Trustees");

     WHEREAS, Warburg deems it in its best interests, as well as in the best interests of Coventry, to vest in the Trustees as herein provided the power to vote any and all shares of the common stock, par value $0.01 per share of Coventry (the "Common Stock") acquired by Warburg during the term of the Voting Trust Agreement; and

     WHEREAS, Warburg desires that any shares of Common Stock acquired during the term of this Agreement be subject to the provisions of the Voting Trust Agreement.

     NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree to the following:


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1. The  definition of the term "Stock" as used in the Voting Trust  Agreement is hereby supplemented to include, in addition to any shares of the capital stock of Coventry issued to Warburg pursuant to the Purchase Agreement, any and all shares of Common Stock otherwise purchased or acquired by Warburg during the term of the Voting Trust Agreement. In all other respects, the Voting Trust Agreement shall remain unchanged and shall remain in full force and effect.

2. This Supplement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

3. This Supplement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.


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
IN WITNESS WHEREOF, each of the parties hereto has caused this Supplement to be duly executed and delivered as of the date first above written.

                         WARBURG, PINCUS VENTURES, L.P.

                              By:  Warburg, Pincus & Co., its
                                   General Partner



                              By:  /s/ Patrick T. Hackett
                                   ----------------------
                                   Name:   Patrick T. Hackett
                                   Title:  Managing Director



                         TRUSTEES:



                                   /s/ Patrick T. Hackett
                                   ----------------------
                                   Name:  Patrick T. Hackett



                                   /s/ Joel Ackerman
                                   ------------------
                                   Name:  Joel Ackerman



                                   /s/ Jonathan S. Leff
                                   --------------------------
                                   Name:  Jonathan S. Leff


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